Aspira Women's Health, Inc. 8-K

Exhibit 99.1

Valerie Palmieri Elevated to Executive Chair of the Board;

Nicole Sandford Appointed President and CEO

Expanded leadership team to drive strategic partnerships, accelerate new commercial launches, and grow overall enterprise value

AUSTIN, Texas —February 24, 2021 — Aspira Women’s Health Inc. (Nasdaq: AWH), a bioanalytical-based women’s health company, today named Valerie Palmieri as Executive Chair of the Board, and Nicole Sandford as President and CEO of the Company. Jim LaFrance, Aspira’s current Board Chair, will step into the role of Lead Independent Director and Audit Committee Chair. All changes will be effective as of March 1, 2022.

“I am thrilled to announce Valerie as our new Executive Chair of the Board. During her eight years as CEO, she has taken the company to a new level with her passion and commitment to establishing a premier women’s health company. As we continue to evolve and grow under her watch, Nicole will add firepower to the C-suite to position the company to take advantage of the opportunities before us,” said Jim LaFrance, Chairman of the Board. “We are fortunate to have Nicole on our Board, with her deep understanding of our priorities. She, together with Valerie, will drive further expansion of our commercial capabilities while building our operational infrastructure, deepening our scientific relationships, and nurturing the company’s exciting product pipeline, all the while maintaining our steadfast mission to advance women’s health.”

Mr. LaFrance continued, “Valerie has reshaped the company over the years. She established a new corporate brand, created second generation technology, built a high growth product pipeline, and realized strong professional and payer acceptance of our core products in ovarian cancer diagnostics. She has been tireless in realizing our core mission in women’s health. The Board and our entire Aspira team are very grateful for her contributions, and we look forward to her guidance now as our Executive Chair.”

Valerie Palmieri, President and CEO stated, “Aspira is at an exciting inflection point and this move allows me to help the company realize the tremendous opportunities in the fields of women’s health and diagnostics today. We need to seize the moment to cement our leadership in innovative technology, product expansion, and strategic partnerships. I am excited to lead and contribute to Aspira’s continued success in my elevated role. Nicole and I have worked well together over the past year, and we will ensure a smooth and seamless transition. Together, we will achieve our mission to detect early-stage gynecologic disease in women of all ages, races and ethnicities.”

Nicole Sandford joined the Aspira Board in 2021 and will continue to serve as a director after assuming the role of President and CEO. “Since joining the Board last year, I have been inspired by Aspira’s progress and commitment to improving health outcomes for women,” Nicole noted. “I will leverage my prior operational and leadership experience to maximize the impact of new product launches as we scale the business for accelerated growth.”

Ms. Sandford is a seasoned professional with over 30 years of experience in leading businesses as an innovator and driver of disciplined growth. She joins Aspira from the Ellig Group, where she was a sought-after advisor to CEOs and Boards. Prior to that, she honed her executive and operational skills at the global accounting and consulting firm Deloitte where she launched and led multiple new businesses. Most recently, she was the national managing partner of the regulatory and operational risk practice where she led a global group of 2,200 professionals. She began her career at Deloitte & Touche LLP as an audit partner serving high-growth companies in the technology, healthcare, and industrial manufacturing sectors.

About Aspira Women’s Health Inc.

Aspira Women’s Health Inc. is transforming women’s health with the discovery, development, and commercialization of innovative testing options and bio-analytical solutions that help physicians assess risk, optimize patient management, and improve gynecologic health outcomes for women.  Aspira Women’s Health is particularly focused on closing the ethnic disparity gap in ovarian cancer risk assessment and developing solutions for pelvic diseases such as pelvic mass risk assessment and endometriosis. OVA1plusTM combines our FDA-cleared products, OVA1® and OVERA®, to detect risk of ovarian malignancy in women with adnexal masses. Aspira GenetiXTM testing offers both targeted and comprehensive genetic testing options with a gynecologic focus. With over 10 years of expertise in ovarian cancer risk assessment, Aspira Women’s Health is working to deliver a portfolio of pelvic mass products over a patient’s lifetime with our cutting-edge research. The next generation of products in development include OVAWatchTM and EndoCheckTM. To improve patient accessibility, Aspira Women’s Health has recently launched our Aspira Synergy technology transfer platform to empower health systems, academics, regional labs, and physician group labs to conduct genetic and specialty tests in-house. Visit our website for more information at www.aspirawh.com.

Forward-Looking Statements

This press release contains forward-looking statements, as defined in the Private Securities Litigation Reform Act of 1995, including statements regarding the new leadership structure and its anticipated effects. These statements involve a number of risks and uncertainties.  All statements other than statements of historical facts contained in this press release are forward-looking statements. Words such as “may,” “expects,” “intends,” “anticipates,” “believes,” “estimates,” “plans,” “seeks,” “could,” “should,” “continue,” “will,” “potential,” “projects” and similar expressions are intended to identify forward-looking statements.  These forward-looking statements speak only as of the date of this press release and are subject to a number of risks, uncertainties, and assumptions, including the risks and uncertainties described in the section entitled “Risk Factors” in Aspira Women’s Health’s Annual Report on Form 10-K for the year ended December 31, 2020. The events and circumstances reflected in Aspira Women’s Health’s forward-looking statements may not be achieved or occur and actual results could differ materially from those projected in the forward-looking statements.  Aspira Women’s Health expressly disclaims any obligation to update, amend or clarify any forward-looking statements to reflect events, new information or circumstances occurring after the date of this press release, except as required by law.

Investor Relations Contact:

Ashley R. Robinson

LifeSci Advisors, LLC

Tel 617-430-7577

Arr@lifesciadvisors.com